Exhibit 1A.16

CERTIFIED RESOLUTION OF THE BOARD OF DIRECTORS OF ANABASIS REAL ESTATE INVESTMENT TRUST LLC ESTABLISHING AND DESIGNATING THE RELATIVE RIGHTS AND PREFERENCES OF SERIES A PREFERENCE SHARES

Anabasis Real Estate Investment Trust, LLC (the “Company”) hereby certifies that the following resolution was adopted by the Company’s Board of Directors on September 1, 2023.

WHEREAS, the present name of the Company is ANABASIS REAL ESTATE INVESTMENT TRUST, LLC;

WHEREAS, the identification number assigned to the Company by the Florida Secretary of State is L18000234800; and

WHEREAS, the Company’s Board of Directors (the “Board”) has concluded to designate a new series of Preference Shares, “Series A Preference Shares,” fix the number of shares of such Series A Preference Shares and determine the voting and other rights, preferences, privileges and restrictions granted to or imposed upon such Series A Preference Shares.

I.	DISTRIBUTIONS

Holders of Series A Preference Shares, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly distributions payable in cash, commencing on the first Quarterly Distribution Payment Date after the first issuance of a share of Series A Preference Shares, in an amount per share (rounded to the nearest cent) equal to the greater of $0.00.

II.	VOTING RIGHTS

Each share of Series A Preference Shares shall entitle the holder thereof to:

o	Fiscal year 2023 & 2024: Each of the Company’s Series A Preference Shares have fifty (50) votes per share for all items submitted to the Company’s Shareholders for a vote.
o	Fiscal year 2025: Each of the Company’s Series A Preference Shares have forty-five (45) votes per share for all items submitted to the Company’s Shareholders for a vote.
o	Fiscal year 2026: Each of the Company’s Series A Preference Shares have forty (40) votes per share for all items submitted to the Company’s Shareholders for a vote.
o	Fiscal year 2027: Each of the Company’s Series A Preference Shares have thirty-five (35) votes per share for all items submitted to the Company’s Shareholders for a vote.

1

o	Fiscal year 2028: Each of the Company’s Series A Preference Shares have thirty (30) votes per share for all items submitted to the Company’s Shareholders for a vote.
o	Fiscal year 2029: Each of the Company’s Series A Preference Shares have twenty-five (25) votes per share for all items submitted to the Company’s Shareholders for a vote.
o	Fiscal year 2030: Each of the Company’s Series A Preference Shares have twenty (20) votes per share for all items submitted to the Company’s Shareholders for a vote.
o	Fiscal year 2031: Each of the Company’s Series A Preference Shares have fifteen (15) votes per share for all items submitted to the Company’s Shareholders for a vote.
o	Fiscal year 2032: Each of the Company’s Series A Preference Shares have ten (10) votes per share for all items submitted to the Company’s Shareholders for a vote.
o	Fiscal year 2033: Each of the Company’s Series A Preference Shares have five (5) votes per share for all items submitted to the Company’s Shareholders for a vote.

III.	CERTAIN RESTRICTIONS

The Company shall not permit any new or current shareholder of the Company to purchase or otherwise acquire for consideration any of the Series A Preference Shares of the Company. The Company shall not permit any holder of Series A Preference Shares of the Company to sell or transfer away any of the Series A Preference Shares to any new or current shareholder of the Company.

IV.	LIQUIDATION, DISSOLUTION OR WINDING UP

Upon any liquidation, dissolution or winding up of the Company, voluntary or otherwise, the Company’s Series A Preference Shares shall be deemed as having no value and be null and void.

V.	CONSOLIDATION, MERGER, ETC.

In case the Company shall enter into any consolidation, merger, combination or other transaction the Company’s Series A Preference Shares shall be deemed as having no value and be null and void.

VI.	REDEMPTION

The Company’s Series A Preference Shares shall only be redeemable by the Company at a price of $0.001 per Share.

2

VII.	RANK

The Company’s Series A Preference Shares shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Company’s Shares (Common and Preference).

VIII.	AMENDMENT

At any time any of the Company’s Series A Preference Shares are outstanding, the Articles of Formation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Company’s Series A Preference Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Common Shares of the Company, voting separately as a single class.

IX.	FRACTIONAL SHARES

The Company’s Series A Preference Shares may not be issued in fractions of a share.

IT IS SO RESOLVED:

ANABASIS REAL ESTATE INVESTMENT TRUST, LLC
A Florida Limited Liability Company

/s/_ Mark T. Ocepek
Name: Mark T. Ocepek
Title: Chairman of the Board & Managing Member

/s/_ Bryce Ocepek
Name: Bryce Ocepek
Title: President & Board of Directors Member

3